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                                                                    EX-99.B11(a)





                      Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 8 to the registration statement on Form N-1A of Marquis Funds (File 33-65436)(the "Registration Statement") of our report dated November 22, 1996, relating to the financial statements and financial highlights of the Small Cap Growth Fund appearing in the September 30, 1996 Annual Report to Shareholders of the SEI Institutional Managed Trust, which are also incorporated by reference to us under the heading "Financial Highlights" in the Prospectus and under the heading "Financial Statements" in the Statement of Additional Information.



/s/ Price Waterhouse LLP
Philadelphia, Pennsylvania
January 24, 1997